Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Boise Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2007, except for the third paragraph of Note 1, the first paragraph of Note 2 and Note 8, as to which the date is June 19, 2007, on the financial statements of Aldabra 2 Acquisition Corp. as of February 28, 2007 and for the period from February 1, 2007 (inception) to February 28, 2007, which is included in the Definitive Proxy Statement filed with the Securities and Exchange Commission on January 23, 2008.

/s/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 30, 2008

E-31